Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Hennessy Advisors, Inc. on Form S-3 of our report dated December 4, 2017, with respect to our audits of the financial statements of Hennessy Advisors, Inc. as of September 30, 2017 and 2016 and for the years ended September 30, 2017, 2016 and 2015 and our report dated December 4, 2017 with respect to our audit of the effectiveness of internal control over financial reporting of Hennessy Advisors, Inc. as of September 30, 2017 appearing in the Annual Report on Form 10-K of Hennessy Advisors, Inc. for the year ended September 30, 2017. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

San Francisco, CA

December 12, 2017